Exhibit  10.28

Execution Copy

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”), dated as of December 30, 2005, is entered into by and between Kelly Conlin (“Conlin”) and PRIMEDIA Inc. (together with its subsidiaries and affiliates, “PRIMEDIA”) (which, together with its successors, subsidiaries, officers, directors and each holder, directly or indirectly (as of the date of this Agreement), of at least ten percent (10%) of the outstanding common stock of PRIMEDIA are collectively referred to as the “Beneficiaries”).

WHEREAS, PRIMEDIA and Conlin entered into an Employment Agreement, dated as of October 14, 2003 (the “Employment Agreement”); and

WHEREAS, Conlin’s employment with PRIMEDIA terminated on October 24, 2005 (the “Termination Date”) pursuant to Section 9(d) of the Employment Agreement; and

WHEREAS, Conlin and PRIMEDIA, on behalf of all the Beneficiaries, have agreed to resolve and settle any and all of their disputed claims and all differences between them with respect to events, including, but in no way limited to, any differences that might arise in connection with Conlin’s employment with PRIMEDIA, Conlin’s rights as an equityholder of PRIMEDIA, and the termination of Conlin’s employment, which the parties have agreed will be a termination without cause; and

NOW, THEREFORE, in consideration of the recitals, promises, and other good and valuable consideration specified herein, the receipt and sufficiency of which is hereby acknowledged, Conlin and PRIMEDIA, on behalf of all the Beneficiaries, agree as follows:

1.                                      PAYMENTS AND BENEFITS

1.1           Payments.  Subject in each case to the expiration of the Revocation Period (as defined in Section 2.2 below), on January 18, 2006 (unless another date is specified), PRIMEDIA will pay to Conlin the amounts specified in this Section in consideration for Conlin entering into this Agreement, specifically including the General Release (as described in Section 2 below) and other restrictive covenants identified herein:

(a)           Base Salary Severance Payments.  PRIMEDIA will pay to Conlin $1,640,966.67, which amount shall be payable in one lump sum, and which amount represents the present value of two times Conlin’s annual rate of base salary on the Termination Date ($900,000) otherwise payable to Conlin in substantially equal installments over the twenty-four month period following the Termination Date (less (i) $71,600, which amount represents wage withholding due in respect of calendar year 2004, and less (ii) $31,153.84 in payments previously made by PRIMEDIA to Conlin in respect of the period between the Termination Date and November 4, 2005), which present value has been calculated using as the discount rate the Applicable Federal Rate specified under Section 1274 of the Internal Revenue Code of 1986, as amended (the “Code”) for short-term Treasury obligations (as published by the Internal Revenue Service for November 2005).

(b)           2005 Pro Rata Annual Bonus Payment.  PRIMEDIA will pay to Conlin, in a lump sum 297/365ths of a reasonable, good faith estimate of Conlin’s annual incentive award, as would be determined under PRIMEDIA’s annual incentive plan (the “Annual Incentive Award”) (based on a target Annual Incentive Award equal to 67.5% of Conlin’s annual rate of base salary on the Termination Date ($900,000) and the other factors included in such plan, which, for the avoidance of doubt, include paying that portion (i.e., 10%) of Conlin’s Annual Incentive Award that is determined on a discretionary basis in accordance with PRIMEDIA’s past practice of basing the percentage of such portion that is paid upon the percentage of the financial targets that are achieved by PRIMEDIA as previously established under such plan) in respect of PRIMEDIA’s fiscal year ending December 31, 2005 (the “Pro Rata Bonus Amount”).  PRIMEDIA will pay to Conlin the Pro Rata Bonus Amount on March 14, 2006.

(c)           Attorneys Fees.  PRIMEDIA will pay to Conlin’s counsel, Proskauer Rose LLP, for up to $10,000 of reasonable fees (including costs and expenses incurred thereby) for such counsel’s legal services provided to Conlin in connection with the negotiation and settlement of the subject matter contained in this Agreement, within thirty (30) days after receipt of a bill for all such services (provided that all such bills must be submitted no later than February 15, 2006).

1.2           Indemnification.  PRIMEDIA shall continue to provide Conlin with the protections and benefits under, and honor the provisions of, Section 13 of the Employment Agreement.

1.3           Equity.

(a)           Stock Options.  With respect to the outstanding options to purchase shares of common stock of PRIMEDIA (“Stock”) held by Conlin as of the date hereof (the “Options”), notwithstanding the provisions of any of the option award agreements pursuant to which Conlin was granted such Options (as amended, if applicable, the “Option Agreements”), effective as of the Termination Date: (a) all of the Options that have not already vested as of the Termination Date shall terminate and be forfeited and (b) all of the vested Options shall remain exercisable until (and may not be exercised at any time after) December 31, 2006 (provided, however, that if permissible without the imposition of additional income tax under Section 409A of the Code, such date shall be April 24, 2007).  Except as set forth specifically herein, nothing in this Section 1.3 shall be construed to amend, alter, revise or change any other terms or conditions of the applicable Option Agreements.

(b)           Restricted Stock.  With respect to the restricted shares of Stock held by Conlin as of the date hereof (the “Restricted Stock”), notwithstanding the provisions of any of the restricted stock award agreements pursuant to which Conlin was granted such Restricted Stock (as amended, if applicable, the “Restricted Stock Agreements”), effective as of the Termination Date: the shares of Restricted Stock that have not already vested as of the Termination Date shall be forfeited and returned to the Company.  Except as set forth specifically herein, nothing in this Section 1.3 shall be construed to amend, alter, revise or change any other terms or conditions of the applicable Restricted Stock Agreements.

1.4           Other Employee Benefits

(a)           Group Health Coverage.  Effective as of the Termination Date, PRIMEDIA shall continue to provide Conlin and his eligible dependents with medical and dental benefits pursuant to PRIMEDIA’s health and dental benefit program provided to senior employees of PRIMEDIA, as in effect from time to time, as if he had continued to be an active employee commensurate with the position he held prior to the Termination Date, at such levels as are provided to senior employees of PRIMEDIA and their eligible dependents from time to time (“Medical Coverage”) until the earlier of (i) the expiration of the twenty-four month period commencing on the Termination Date (the “Severance Period”), or (ii) the date or dates that Conlin becomes eligible for coverage and benefits under corresponding plans and programs of a subsequent employer, as applicable.  Notwithstanding the foregoing, (w) as a condition to receiving the benefits hereunder, Conlin and his eligible dependents shall elect to receive group health benefit coverage from PRIMEDIA as permitted pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended (“COBRA”), which coverage shall begin on the Termination Date and run through the period provided pursuant to COBRA (the “COBRA Coverage Period”), which coverage shall be deemed to be satisfied by the provision of the Medical Coverage through the COBRA Coverage Period, (x) during the Severance Period, Conlin shall only be required to pay for the Medical Coverage at the same rates that Conlin is required to pay for such coverage immediately prior to the Termination Date, (y) the Medical Coverage provided to Conlin and his eligible dependents by PRIMEDIA under this Agreement shall be in full satisfaction of PRIMEDIA’s obligations to Conlin and his eligible dependents under COBRA, the Employment Agreement and this Agreement, and (z) if at any time during the Severance Period it is not possible for PRIMEDIA to provide the Medical Coverage in accordance with this Section 1.4(a), PRIMEDIA shall pay Conlin an amount which, after payment by Conlin of applicable taxes, is sufficient for him to purchase equivalent benefits, as described in Section 9(d)(i)(E) of the Employment Agreement.

(b)           Other Benefit Plans.  Conlin hereby acknowledges that the terms of those PRIMEDIA benefit plans that provide the benefits listed on Schedule A, attached hereto, do not permit Conlin to continue to participate in such plans following the Termination Date.  In connection with the foregoing and in satisfaction of its obligations under Section 9(d)(i)(E) of the Employment Agreement, PRIMEDIA shall provide Conlin with cash payments that are sufficient for Conlin to obtain benefits that are equivalent to the benefits to which Conlin was entitled immediately prior to the Termination Date, as set forth on Schedule A (the “Benefit Payments”).  The Benefit Payments shall be payable in such amounts, and at such times, as also set forth on Schedule A.  To the extent the Benefit Payments are subject to Federal, state or local income, employment and other taxes, PRIMEDIA will provide Conlin with an additional payment such that, after payment of all such taxes, Conlin will retain an amount equal to the corresponding Benefit Payments.  Conlin hereby acknowledges and agrees that the amounts set forth on Schedule A attached hereto are sufficient for Conlin to purchase benefits that are equivalent to those corresponding benefits that he was eligible to receive immediately prior to the Termination Date, as identified on Schedule A and are in full satisfaction of PRIMEDIA’s obligations to Conlin under Section 12(d)(vi) of the Employment Agreement.

1.5              Corporate Apartment Expenses.  In accordance with the understanding between PRIMEDIA and Conlin in respect of his use of a corporate apartment and commuting expenses provided by PRIMEDIA in 2003, 2004 and 2005, PRIMEDIA shall pay to the appropriate taxing authorities, on Conlin’s behalf, $552,661, which aggregate amount represents the costs to Conlin for such expenses, as set forth on Schedule B attached hereto, and each portion of such amount that relates to each of the years 2003, 2004 and 2005, as provided on Schedule B, will be paid at the time that PRIMEDIA files an amended Form W-2 for each such year (but in no event later than March 14, 2006).  In connection with the foregoing, PRIMEDIA agrees to make filings on Form W-2 and any other filings otherwise required to be filed with the Internal Revenue Service or other governmental agency, if any (including amendments thereof) which are reasonably necessary to reflect the foregoing payments and benefits in respect of 2003, 2004 and, if applicable, 2005, and shall pay any required additional taxes, interest and penalties, if any, that Conlin may incur as a result of any such filings.  In addition to all of the foregoing, PRIMEDIA shall pay Conlin’s accountants up to $7,375, in respect of all reasonable fees (including costs and expenses incurred thereby) incurred for the services provided to Conlin in connection with the negotiation and settlement of the subject matter referenced in this Section 1.5 (including, without limitation, fees incurred in connection with the preparation of any income tax returns (including any amendments thereto) for years 2003, 2004 and 2005), within thirty (30) days after receipt of a complete bill for such services (but in no event later than March 14, 2006).

1.6              Tax Withholding.  PRIMEDIA may withhold from any amounts payable in cash under this Agreement such Federal, state and local income, employment and other taxes as may be required to be withheld in respect of any payment and/or any benefit provided for under this Agreement pursuant to any applicable law or regulation (giving effect to Conlin’s change of his residence from New York to Massachusetts on October 21, 2005).  Conlin and PRIMEDIA acknowledge that, simultaneously with the vesting of Restricted Stock immediately prior to the Termination Date, 197,250 shares of Restricted Stock have been withheld by the Company in connection with applicable minimum statutory withholding for taxes with respect to such vesting of Restricted Stock.

1.7           Full Satisfaction of Potential Claims.  Conlin hereby acknowledges and agrees that his receipt and satisfaction of all payments and benefits provided in this Section 1 of this Agreement will constitute full and final payment, accord and satisfaction of any and all potential claims described in the General Release (as defined in Section 2 of this Agreement and subject to the terms and limitations in the General Release) against the PRIMEDIA Releasees (as defined in Section 2 of this Agreement and subject to the terms and limitations in the General Release).

2.                                      RELEASES; CONLIN REPRESENTATIONS

2.1           General Release.

(a)           For and in consideration of the payment of the amounts and the provision of the benefits described in Section 1 of this Agreement and PRIMEDIA’s agreement set forth in Section 2.1(b) below, Conlin hereby agrees to execute a release of all claims against the Beneficiaries in the form attached as Exhibit I hereto (the  “General Release”).

(b)           Subject to Conlin’s execution of the General Release, PRIMEDIA hereby agrees that, immediately following the expiration of the Revocation Period, PRIMEDIA shall, on behalf of the Beneficiaries, execute a release of all claims against Conlin in the form attached as Exhibit II hereto (the “PRIMEDIA Release”, together with the General Release, the “Mutual Releases”).

2.2           Conlin’s Representations and Warranties.  Conlin represents that he has read carefully and fully understands the terms of this Agreement, and that Conlin has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this Agreement.  Conlin acknowledges and agrees that he is executing this Agreement willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 1 of this Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of this Agreement, other than those set forth in this Agreement.  Conlin further acknowledges, understands, and agrees that as of the Termination Date his employment with PRIMEDIA terminated, that the provisions of Section 1 of this Agreement are in lieu of any and all payments and benefits to which Conlin may otherwise be entitled to receive pursuant to the Employment Agreement, that Conlin will not be reemployed by PRIMEDIA, and that Conlin will not apply for or otherwise seek employment with PRIMEDIA or any of its parents, companies, subsidiaries, divisions or affiliates.  Conlin understands that, except as otherwise expressly provided for under this Agreement, he will not receive any payments or benefits under this Agreement until the seven (7) day revocation period provided for under the General Release has passed, and then, only if he has not revoked the General Release (such period during which no such revocation has occurred, the “Revocation Period”).

3.                                      EFFECTS OF SETTLEMENT; WAIVER OF JURY TRIAL

3.1           No Admission.  Conlin and PRIMEDIA, on behalf of the Beneficiaries, agree that the payments and benefits by PRIMEDIA, and the acceptance by Conlin of the same, all as provided in Section 1 of this Agreement, and the execution of this Agreement are the result of a compromise of disputed claims, and shall never for any purpose be considered an admission of liability or responsibility by the Beneficiaries, and PRIMEDIA, on behalf of the Beneficiaries, expressly denies any liability.

3.2           Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES HERETO HEREBY WAIVES THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS

AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THE TRANSACTIONS CONTEMPLATED HEREIN.  Each of the parties hereto also waives any bond or surety or security upon such bond, which might, but for this waiver, be required of any of the other parties. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this Agreement or the General Release, including, without limitation, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims.  Each of the parties hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on the waiver in entering into this Agreement, and that each will continue to rely on the waiver in their related future dealings.  Each of the parties hereto further warrants and represents that each has reviewed this waiver with his or its legal counsel and that each knowingly and voluntarily waives his or its jury trial rights following consultation with legal counsel.  This waiver is irrevocable, meaning that it may not be modified either orally or in writing, and the waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

4.                                      CONFIDENTIALITY OF THIS AGREEMENT; CONTINUING EFFECTIVENESS OF COVENANTS IN EMPLOYMENT AGREEMENT

4.1           Public Statements.  Except as otherwise required by law (including disclosure requirements under federal securities laws), Conlin and PRIMEDIA hereby mutually agree not to issue any press release or otherwise publicize this Agreement or the Mutual Releases or the settlement of their disputes, and to limit any statement in response to inquiry from the news media or otherwise to: “The matter has been resolved on a satisfactory basis.”

4.2           Statements by PRIMEDIA.  PRIMEDIA shall not issue or make any press release or public statement, as applicable, about Conlin which is intended or reasonably likely to disparage Conlin, or otherwise degrade Conlin’s reputation in the business or industry in which Conlin operates; provided that PRIMEDIA shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to Conlin thereof, (b) issue any press release or public statement regarding the fact of a termination of Conlin’s employment, subject to Conlin’s prior review and comment, (c) defend itself against any statement made by Conlin that is intended or reasonably likely to disparage any member of the Beneficiaries or otherwise degrade any member of the Beneficiaries’ reputation in the business, industry or legal community in which such member of the Beneficiaries operates, only if PRIMEDIA believes that the statements made in such defense are not false statements and (d) provide truthful testimony in any legal proceeding or process.

4.3           Statements by Conlin.  Conlin shall not at any time issue or make any press release or public statement, as applicable, about the Beneficiaries regarding any of the foregoing’s financial status, business, compliance with laws, ethics, members, managing members, partners, personnel, directors, officers, employees, consultants, agents, services, business methods or otherwise, which is intended or reasonably likely to disparage any of the Beneficiaries, or otherwise degrade any Beneficiary’s reputation in the business, industry or legal community in which any such Beneficiary or person operates; provided that Conlin shall be permitted to (a) make any statement that is required by applicable securities or other laws to be included in a filing or disclosure document, subject to prior notice to PRIMEDIA thereof, (b) issue any press release or public statement regarding the fact of a termination of Conlin’s employment, subject to PRIMEDIA’s prior review and comment, (c) defend himself against any statement made by PRIMEDIA or such other Beneficiary, as applicable, that is intended or reasonably likely to disparage Conlin or otherwise degrade Conlin’s reputation in the business or industry in which Conlin operates, only if Conlin reasonably believes that the statements made in such defense are not false statements and (d) provide truthful testimony in any legal proceeding or process.

4.4           Continuation of Restrictive Covenants and Indemnification; Separate Liability.  Conlin agrees and acknowledges that, except as may be expressly otherwise agreed by the parties hereto in writing, the restrictive covenants set forth in Sections 10 and 11 of the Employment Agreement and the indemnification provisions set forth in Section 13 of the Employment Agreement shall continue in full force and effect following the Termination Date, pursuant to their terms (except that the phrase “content websites” in Section 11(a) of the Employment Agreement is hereby amended by replacing such phrase with the following: “content websites for which the main subject matter is automotive (including trucks, motorcycles or off-road vehicles), surfing, skiing, guns, fishing, hunting, equestrian, stereos, home theatre, scrap-booking, quilting, apartments or new homes”).  Conlin further agrees and understands that his obligations set forth in Sections 4.1, 4.2 and 4.3 of this Agreement (and the restrictive covenants set forth in the Employment Agreement) are separate from any other provisions in this Agreement and that any breach of those provisions (or any of the restrictive covenants of the Employment Agreement) may be treated by the Beneficiaries as a breach of this covenant for which Conlin may be separately liable, and for which PRIMEDIA may, at its option (in lieu of the provisions set forth in Section 11(c)(iv) of the Employment Agreement), elect to cease payment of any amounts hereunder and/or cease provision of the medical insurance (in each case as otherwise provided pursuant to Section 1 of this Agreement) and/or seek the return of the monetary consideration paid hereunder, in addition to other remedies.  Notwithstanding the foregoing, PRIMEDIA may only cease payment of any amounts hereunder and/or cease provision of the medical insurance (in each case as otherwise provided pursuant to Section 1 of this Agreement) and/or seek the return of the monetary consideration paid hereunder following (a) in the event of a breach by Conlin of the restrictive covenants of the Employment Agreement, which breach Conlin does not cure within three (3) business days after delivery by PRIMEDIA of notice to Conlin of such breach or (b) in the event of a breach by Conlin of the covenants contained in Sections 4.1, 4.2 or 4.3 of this Agreement, following written notice by PRIMEDIA to Conlin of the then Chairman of PRIMEDIA’s good faith determination that such a breach has occurred.

5.                                      GOVERNING LAW; RESOLUTION OF DISPUTES

5.1           Governing Law.

This Agreement and the Mutual Releases shall each be governed and interpreted in accordance with and enforced in all respects pursuant to the laws of the State of New York, irrespective of the choice of law rules of that or any other jurisdiction that direct the application of the laws of any jurisdiction other than the State of New York.

5.2           Resolution of Disputes

Any disagreement or controversy arising out of or relating to this Agreement (other than pursuant to Section 4 of this Agreement or Sections 10 and 11 of the Employment Agreement) shall be exclusively resolved by way of confidential arbitration.  Either party may submit the disagreement or controversy to arbitration in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association (“AAA”), such arbitration to be conducted before a panel of three arbitrators, one selected by each of the parties hereto and the third by the two other arbitrators so selected.  The arbitration shall be held in New York, New York.  The arbitrators shall be bound by the express terms of the Agreement.  The award rendered in any such proceeding, which may include an award of attorneys’ fees, shall be made in writing and shall be final and binding on the parties, and judgment upon the award may be entered in any court having competent jurisdiction thereof.  PRIMEDIA and Conlin shall each pay half of all costs of the arbitrators; provided, however, that PRIMEDIA shall pay all such costs, as well as Conlin’s attorneys’ fees, in the event that the arbitration panel determines that Conlin has prevailed on a clear preponderance of the material issues in dispute in such arbitration.

6.                                      SEVERABILITY

If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement or the remaining portion of a partially invalid provision, which shall remain in force, and the provision in question shall be modified by the court so as to be rendered enforceable.

7.                                      CONSTRUCTION

Each party and its counsel have reviewed this Agreement and the Mutual Releases and have been provided the opportunity to review this Agreement and the Mutual Releases and accordingly, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the Mutual Releases.  Instead, the language of all parts of this Agreement and the Mutual Releases shall be construed as a whole, and according to their fair meaning, and not strictly for or against either party.

8.                                      ACCEPTANCE AND EFFECTIVENESS

This Agreement shall become effective immediately upon Conlin’s execution of this Agreement; provided, however, that PRIMEDIA’s obligation to make any of the payments provided for in Section 1.1(a) through (c) of this Agreement shall not become effective until the eighth (8th) day following the Termination Date, so long as Conlin has not then revoked the General Release.

9.                                      ENTIRE AGREEMENT; COUNTERPARTS

9.1           The Agreement and the Mutual Releases together set forth the entire agreement between the parties hereto and fully supersede any and all prior agreements or understandings, including the Employment Agreement (other than as expressly set forth herein, including with respect to the Employment Agreement to the extent described in Section 4.4 hereof) between the parties hereto pertaining to the subject matter hereof.

9.2           This Agreement may be executed in one or more counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signatures on next page.]

                IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement effective as of the date first above written.

PRIMEDIA, INC.
By:	/s/ Beverly C. Chell
Title:	Vice Chairman

KELLY CONLIN

/s/ Kelly Conlin

Schedule A

Company-paid life insurance; Accidental death & dismemberment insurance

No later than ten (10) days after the end of the Revocation Period, PRIMEDIA will reimburse Conlin, in a lump sum, for the premiums payable by Conlin to obtain life insurance and accidental death & dismemberment insurance, for the Severance Period, that provides equivalent benefits to those provided under the company-paid life insurance and accidental death & dismemberment insurance, to which Conlin was entitled immediately prior to the Termination Date, the aggregate cost of which will not exceed $250.00.

Short-term disability benefits

PRIMEDIA will provide Conlin with short-term disability benefit coverage, on a self-insured basis, on the same terms and conditions under which Conlin was entitled to receive short-term disability benefits immediately prior to the Termination Date pursuant to New York State law ($170 per week for up to 26 weeks of disability), for the period ending October 24, 2007.

Long-term disability benefits

PRIMEDIA will provide Conlin with long-term disability insurance, either through PRIMEDIA’s long-term disability carrier or, if PRIMEDIA cannot reasonably obtain such coverage through such carrier, on a self-insured basis, for the Severance Period, that provides equivalent benefits to those provided under PRIMEDIA’s long-term disability insurance plan to which Conlin is entitled immediately prior to the Termination Date, at the same cost to Conlin payable prior to the Termination Date.

Health Reimbursement Account (“HRA”)

No later than ten (10) days after the end of the Revocation Period, PRIMEDIA will pay Conlin an amount equal to $3,082.04 in respect of his participation in PRIMEDIA’s HRA program, in respect of the balance of the Severance Period.

Schedule B

2003 Expenses and Tax Gross-Up Amount

Travel and rent expenses:	$48,730

Tax Gross-Up:	$86,690

2004 Expenses and Tax Gross-Up Amount

Travel and rent expenses:	$150,901

Tax Gross-Up:	$279,939

2005 Expenses and Tax Gross-Up Amount

Travel and rent expenses:	$103,899

Tax Gross-Up:	$186,032

Total payments to be made:	$552,661

Exhibit I

GENERAL RELEASE

Section 1.               Release.  For and in consideration of the payment of the amounts and the provision of the benefits described in Section 1 of that certain Separation Agreement dated as of December 30, 2005 by and between Kelly Conlin (“Conlin”) and PRIMEDIA Inc. (“PRIMEDIA”) (the “Separation Agreement”), Conlin hereby agrees on behalf of himself, his agents, assignees, attorneys, successors, assigns, heirs and executors, to, and Conlin does hereby, fully and completely forever release the Beneficiaries (as such term is defined in the Separation Agreement) and their respective past, current and future affiliates, predecessors and successors and all of their respective past and/or present officers, directors, partners, members, managing members, managers, employees, agents, representatives, administrators, attorneys, insurers and fiduciaries, in their individual and/or representative capacities (hereinafter collectively referred to as the “Company Releasees”), from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which Conlin or his agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against Company Releasees or any of them, in law, admiralty or equity, whether known or unknown to Conlin, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this General Release is signed by Conlin, including, without limitation, in connection with or in relationship to Conlin’s employment or other service relationship with PRIMEDIA, the termination of any such employment or service relationship and any applicable employment, compensatory or equity arrangement with PRIMEDIA (including, without limitation, the Employment Agreement (as such term is defined in the Separation Agreement), any exhibits attached thereto, any amendments thereto, and any equity or employee benefit plans, programs, policies or other arrangements), any claims of breach of contract, wrongful termination, retaliation, fraud, defamation, infliction of emotional distress or national origin, race, age, sex, sexual orientation, disability, medical condition or other discrimination or harassment, (such released claims are collectively referred to herein as the “Released Claims”); provided that such Released Claims shall not include any claims to enforce Conlin’s rights or obligations under, or with respect to, the Separation Agreement.

Section 2.               Waiver.  Notwithstanding the generality of Section 1 above, the Released Claims include, without limitation: (i) any and all claims relating to base salary or bonus payments or benefits pursuant to the Employment Agreement, other than those payments and benefits specifically provided for in Section 1 the Separation Agreement (which, for the avoidance of doubt, includes any protections and benefits relating to indemnification as provided in Section 13 of the Employment Agreement); (ii) any and all claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1971, the Civil Rights Act of 1991, the Fair Labor Standards Act, Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Fair Employment and Housing Act, and any and all other federal, state or local laws, statutes, rules and regulations pertaining to employment or otherwise; and (iii) any claims for wrongful discharge, breach of contract, fraud, misrepresentation or any compensation claims, or any other claims under any statute, rule or regulation or under the common law, including compensatory damages, punitive damages, attorney’s fees, costs, expenses and all claims for any other type of damage or relief.

THIS MEANS THAT, BY SIGNING THIS GENERAL RELEASE, CONLIN WILL HAVE WAIVED ANY RIGHT CONLIN MAY HAVE HAD TO BRING A LAWSUIT OR MAKE ANY CLAIM AGAINST COMPANY RELEASEES BASED ON ANY ACTS OR OMISSIONS OF COMPANY RELEASEES UP TO THE DATE OF THE SIGNING OF THIS AGREEMENT.

Section 3.               Waiver of Equity Rights.  Except with respect to the Options and Restricted Stock as provided for in Section 1.3 of the Separation Agreement, in consideration of the payments and benefits provided for elsewhere in Section 1 of the Separation Agreement, and for other good and valuable consideration, Conlin hereby forever waives, releases and fully relinquishes any right or title to any and all equity, including but not limited to Options and Restricted Stock (as defined in the Separation Agreement), whether granted to Conlin as of the Termination Date or not, in PRIMEDIA or any subsidiary, partner or joint venture of PRIMEDIA; provided, however, that nothing in this Section 3 shall be construed to limit in any way Conlin’s right to purchase any such equity in the open market.

Section 4.               Conlin’s Representations and Warranties.  Conlin represents that he has read carefully and fully understands the terms of this General Release, and that Conlin has been advised to consult with an attorney and has availed himself of the opportunity to consult with an attorney prior to signing this General Release.  Conlin acknowledges and agrees that he is executing this General Release willingly, voluntarily and knowingly, of his own free will, in exchange for the payments and benefits described in Section 1 of the Separation Agreement, and that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept the terms of the Separation Agreement or the General Release, other than those set forth in the Separation Agreement.  Conlin further acknowledges, understands, and agrees that his employment with PRIMEDIA has terminated, that the provisions of Section 1 of the Separation Agreement are in lieu of any and all payments and benefits to which Conlin may otherwise be entitled to receive pursuant to the Employment Agreement, that Conlin will not be reemployed by PRIMEDIA, and that Conlin will not apply for or otherwise seek employment with PRIMEDIA or any of its parents, companies, subsidiaries, divisions or affiliates.  Conlin acknowledges that he has been advised that he is entitled to take at least twenty-one (21) days to consider whether he wants to sign this General Release and that the Age Discrimination in Employment Act gives him the right to revoke this General Release within seven (7) days after it is signed, and Conlin understands that he will not receive any payments under the Separation Agreement until such seven (7) day revocation period has passed and then, only if he has not revoked this General Release.  To the extent Conlin has executed this General Release within less than twenty-one (21) days after its delivery to him, Conlin hereby acknowledges that his decision to execute this General Release prior to the expiration of such twenty-one (21) day period was entirely voluntary, and taken after consultation with and upon the advice of his attorney.

Conlin fully understands that this General Release is a legally binding document and that by signing this General Release Conlin is prevented from filing, commencing or maintaining any action against any of the Company Releasees, other than to enforce his rights under the Separation Agreement and the PRIMEDIA Release (as such terms are defined in the Separation Agreement) as well as his rights as set forth in Section 2 above of this General Release.

This General Release is final and binding and may not be changed or modified, except by written agreement by both of PRIMEDIA and Conlin.

Dated:	1/11/06	/s/ Kelly Conlin
KELLY CONLIN

Exhibit II

RELEASE

PRIMEDIA Inc. (“PRIMEDIA”) hereby agrees on behalf of itself and the other Beneficiaries (as such term is defined in that certain Separation Agreement dated as of December 30, 2005 by and between Kelly Conlin (“Conlin”) and PRIMEDIA (the “Separation Agreement”)), in consideration of the covenants and agreements referred to in the Separation Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, that the Beneficiaries hereby, fully and completely forever release Conlin (hereinafter referred to as the “Releasee”, which term includes all successors, heirs, executors, administrators, estate trustees and assigns of Conlin) from any and all causes of action, suits, agreements, promises, damages, disputes, controversies, contentions, differences, judgments, claims, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, variances, trespasses, extents, executions and demands of any kind whatsoever, which the Beneficiaries or any of their respective agents, assignees, attorneys, successors, assigns, heirs and executors ever had, now have or may have against the Releasee, in law, admiralty or equity, whether known or unknown to the Beneficiaries, for, upon, or by reason of, any matter, action, omission, course or thing whatsoever occurring up to the date this Release is signed by PRIMEDIA on behalf of itself and the other Beneficiaries, provided that the foregoing shall not include any claims to enforce the Beneficiaries’ rights or Conlin’s obligations under, or with respect to, the Separation Agreement (or any exhibits, attachments, agreements or benefit plans or arrangements referenced therein).

PRIMEDIA fully understands that this Release is a legally binding document and that by signing this Release PRIMEDIA is prevented from filing, commencing or maintaining any action against any Releasee, other than to enforce PRIMEDIA’s or the other Beneficiaries’ rights under the Separation Agreement and the General Release (as such terms are defined in the Separation Agreement).

This Release is final and binding and may not be changed or modified, except by written agreement by both of PRIMEDIA and the Releasee.

Dated:	1/11/2006	PRIMEDIA, INC.

		By:	/s/ Beverly C. Chell
			Title:	Vice Chairman